EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-73997, No. 333-41343, No. 333-111224, and No. 333-149549) of SEI Investments Company of our report dated February 24, 2011 relating to the financial statements of LSV Asset Management which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 24, 2011